Certificate of Amendment
                              to the
                  Articles of Incorporation of
                    Living Card Company, Inc.
                  A Nevada Profit Corporation
     (Pursuant to NRS 78.385 and 78.390 Revised Statutes)

1.   The name of the corporaiton is Living Card Companu, Inc.

2.   The articles have been amended as follows:

     Article I of the Artciles of Incorporation has been repealed in its entirety and the following Article I has been substituted in its place as if the same had been included in the original Articles of Incorporation.

                          ARTICLE I.
                           NAME
      The Nmae of the Corporation is Integrated Technology Group.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendments is 6,000,000 shares of the 8,000,000 shares outstanding.

4.  Signatures: (required)

/s/ John F. Lund                        /s/ R. Blair Lund
__________________________________      _____________________________________
John F. Lund, President                 R. Blair Lund, Secretary
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